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                                                       OMB APPROVAL
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------                                          OMB Number:   3235-0287
FORM 4                                          Expires:  September 30, 1997
------                                          Estimated average burden
                                                hours per response .... 0.5
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                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940
(Print or Type Responses)

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Robertson, William R.                         National Processing, Inc. (NAP)                 Issuer (Check all applicable)
---------------------------------------------------------------------------------------------     X Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
Kirtland Capital Partners                         Number of Reporting        Month/Year             Officer (give    Other (Specify
2550 SOM Center Road, Suite 105                   Person (Voluntary)         November 1997       ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,   7. Individual or Joint/Group Filing
                                                                             Date of Original   (Check Applicable)
                                                                             (Month/Year)       X   Form filed by One Reporting
                                                                                              ----- Person
                                                                                                    Form filed by More than One
                                                                                              ----- Reporting Person
Willoughby Hills    Ohio       44094-9655
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5.  Amount of Sec-   6. Owner-      7. Nature
  (Instr. 3)                       action      action       or Disposed of (D)           urities Bene-       ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          ficially Owned at   Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Bene-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         ficial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                     11/12/97  P             5,000     A        $9.675        10,000                D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly                    (Over)
* If the form filed by more than one reporting person, see Instruction 4(b)(v).                                      SEC 1474 (7/96)



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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ William R. Robertson        12/4/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space is insufficient, see Instruction 6 for procedure.                                                         SEC 1474 (8/92)
Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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